EXHIBIT 10.37

[GRAPHIC REMOVED HERE]

October 29, 2002

Ed Hurwitz

177 Watkins Ave

Atherton, CA 94027

Dear Ed,

We are pleased to confirm the changes to your employment with ACLARA Biosciences, Inc. Your position is that of Executive Director at ACLARA BioSciences, Inc., Inc. This is a temporary position that reports directly to ACLARA’s Board of Directors. This new role and salary terms described below is effective October 15, 2002. Effective December 1, 2002, you will assume the position of interim CEO. This title and role will continue until a new CEO is hired with the company. During your temporary employment with the Company you will be compensated at rate of $325,000 annually paid on the 15th and the last day of the month. Because your position is classified as “temporary” you will not be eligible for the ACLARA employee benefits program.

You will also be paid a one time bonus of $50,000 payable upon commencement of employment of a new CEO. This is in lieu of the bonus included in your original offer letter dated in June of 2002.

You have been granted an option to purchase 100,000 shares of ACLARA common stock that will be vested immediately. This option is under our Stock Option Plan and the details and option price have already been provided to you.

ACLARA agrees to extend its standard D&O indemnification coverage to you and will extend this to Alta Partners provided our respective counsels can agree on acceptable terms.

We hope your employment experience with ACLARA BioSciences, Inc. will be challenging, satisfying, and mutually beneficial. The employment relationship between you and the Company is “at-will.” This means that you and the Company each have the right to terminate the employment relationship at any time with or without cause and without advanced notice. While other personnel policies and programs exist and may be changed from time to time, your at-will status is not subject to change except by expressed written agreement signed by an officer of the Company. This paragraph sets forth our entire agreement regarding your status as an employee of the Company and our mutual right to terminate that status at any time.

Please indicate your acceptance of the position by signing this letter and returning it to Leslie Hill at ACLARA. This letter and offer supersede any previous discussion or correspondence by ACLARA BioSciences, Inc.

Sincerely,

/s/  Thomas Baruch

Thomas Baruch

Chairman

Accepted: /s/ Edward Hurwitz	Date: 12/12/02